EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Announces Management Change

EVP and Chief Marketing Officer Resigns

Successor Expected To Be Announced in Next Few Weeks

WARRENDALE, PA --February 20, 2006--American Eagle Outfitters Inc. (NASDAQ: AEOS) today announced that Michael Leedy has resigned his position as Executive Vice President and Chief Marketing Officer to pursue new opportunities. The Company expects to name a successor within the next few weeks.

"I would like to express my appreciation for Michael's many contributions to American Eagle's marketing initiatives and e-commerce business over the last 11 years, and I wish him well on his future endeavors," commented Susan McGalla, President and Chief Merchandising Officer, American Eagle Brand.

Ms. McGalla continued, "We have a highly talented creative team driving our marketing efforts. I have tremendous confidence that together with our new leadership they will continue supporting AE's position as the premier lifestyle brand for 15-25 year olds."

American Eagle Outfitters (NASDAQ:AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing for 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic T's as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 797 stores in 50 states, the District of Columbia, Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding naming a marketing successor and the continuing success of our marketing efforts. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that a marketing successor is not named, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660